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                                                                    EXHIBIT 99.1


                    [HEADLANDS MORTGAGE COMPANY LETTERHEAD]

                                 March 26, 1998


First National Bank of Chicago
One North State Street, 9th Floor
Chicago, IL  60602-0126
Attn: Corporate Trust Administration Department

Capital Markets Assurance Corporation Credit Enhancement
885 Third Avenue
New York, NY  10022-4834
Attn: Managing Director

Standard & Poor's
26 Broadway
New York, NY 10004

Moody's (Residential Monitoring Group)
4th Floor, 99 Church Street
New York, NY  10007

            RE:     Headlands HELOC Notes, Series 1997-1; Annual Compliance
                    -------------------------------------------------------
Certificate
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Ladies and Gentlemen:

      Pursuant to Section 3.09 of the Sale and Servicing Agreement, with respect to Headlands HELOC Notes, Series 1997-1, the undersigned officer of Headlands Mortgage Company, in its capacity as Servicer under the Sale and Servicing Agreement certifies that:

      1. a review of the activities of the Servicer and performance under the Sale and Servicing Agreement during the year ended December 31, 1997, has been made under the undersigned's supervision; and

      2. To the best of the undersigned's knowledge following reasonable inquiry, the Servicer is has fulfilled all of its material obligations under the Sale and Servicing Agreement throughout the fiscal year ended December 31, 1997, and there has been no default in the fulfillment of any such obligation.


                    Very truly yours

                    HEADLANDS MORTGAGE COMPANY
                        as Servicer


                    By:  /s/ Gilbert J. MacQuarrie
                       -----------------------------------------------------
                       Gilbert J. MacQuarrie
                       Vice President, Treasurer, Secretary and Director
GJM:pt

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